SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[X]           Soliciting Material under Rule 14a-12

HF FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge Fund, L.P.
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth R. Lashley
Dr. Robin Lashley
John W. Palmer
PL Capital Defined Benefit Pension Plan
Kevin V. Schieffer
                                            Kevin V. Schieffer Grantor Retained Annuity Trust
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Filed by PL Capital Group

A copy of a letter from the PL Capital Group to the shareholders of HF Financial Corp. is attached as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  The letter will be first mailed (sent) to shareholders beginning on September 19, 2011.

AN IMPORTANT MESSAGE
FOR FELLOW SHAREHOLDERS OF HF FINANCIAL CORP.
FROM THE PL CAPITAL GROUP

September 13, 2011

Dear Fellow HF Financial Corp. Shareholder:

At some point in the next few weeks, you should receive a proxy statement from HF Financial Corp. (“HF Financial” or the “Company”), in connection with its upcoming 2011 Annual Meeting of Stockholders.  In the Company’s proxy statement, we anticipate that the Company will, among other things, seek your vote for the director nominees handpicked by the current board of directors of HF Financial.  We are asking you not to vote until you also read and consider the alternative nominees being offered by the PL Capital Group, the largest outside shareholder of HF Financial (9.9%).  You have a real choice this year!!

WHY ARE WE PROPOSING OUR OWN NOMINEES?

1.
WE BELIEVE HF FINANCIAL’S 2009 CAPITAL RAISE WAS MASSIVELY DILUTIVE TO SHAREHOLDERS AND ILL-ADVISED;  IN 2009 PL CAPITAL STRONGLY ADVISED HF FINANCIAL’S MANAGEMENT NOT DO THE CAPITAL RAISE BUT THEY IGNORED US

2.	WE HAVE BEEN DISAPPOINTED BY HF FINANCIAL’S FINANCIAL PERFORMANCE

3.	WE BELIEVE OUR CANDIDATES ARE HIGHLY QUALIFIED:

•
MR. JOHN W. PALMER:  John is a principal of PL Capital, LLC, an investment firm dedicated to the banking sector, which he co-founded in 1995.  Mr. Palmer’s experience includes current and former service on a number of bank boards of directors.  Prior to co-founding PL Capital, he was a Certified Public Accountant at KPMG LLP for approximately 13 years, where he specialized in providing professional accounting and advisory services to the banking industry.

•
MR. KEVIN SCHIEFFER:  Kevin has held a number of important positions, including CEO of Cedar American Rail Holdings and several other affiliated railroad corporations, Managing Partner of a local law firm in Sioux Falls, United States Attorney for South Dakota, Chief of Staff for Larry Pressler-U.S. Senator (South Dakota), and adjunct professor of law at Georgetown University.  He graduated from the University of South Dakota with honors in 1982 and is a resident of Sioux Falls.

We urge you to read the PL Capital Group’s and the Company’s proxy materials before you vote.  The proxy materials will contain background information on all of the director candidates and information on how to vote.  We expect to mail our proxy materials to you in October.  We urge you to read our materials and to vote on the WHITE PROXY CARD FOR JOHN PALMER AND KEVIN SCHIEFFER.  The PL Capital Group materials will contain biographical information on Mr. Palmer and Mr. Schieffer and detailed reasons why we believe they should be elected to HF Financial’s board of directors at the upcoming 2011 Annual Meeting.

In the meantime, please feel free to contact us using the contact information noted below.

Best regards,

/s/ Richard Lashley	/s/ John Palmer
Mr. Richard Lashley, Principal	Mr. John Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue, Suite 22
Chatham, NJ 07928	Naperville, IL 60540
(973) 360-1666	(630) 848-1340
(973) 360-1720 (fax)	(630) 848-1342 (fax)
RLashley@PLCapitalLLC.com	JPalmer@PLCapitalLLC.com

Important Information

This letter is not a solicitation of a proxy from any security holder of HF Financial Corp. (the “Company”).  PL Capital, LLC and its affiliates have nominated John W. Palmer and Kevin V. Schieffer as nominees to the Company’s board of directors and intend to solicit votes for the election of Mr. Palmer and Mr. Schieffer as members of the board (the “PL Capital Nominees”).   The PL Capital Group (whose members are identified below) will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the PL Capital Nominees at the Company’s 2011 Annual Meeting of Stockholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the PL Capital Group, the PL Capital Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group currently consists of the following persons who will be participants in the solicitation from the Company’s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth R. Lashley; Dr. Robin Lashley; John W. Palmer; PL Capital Defined Benefit Pension Plan, Kevin V. Schieffer and Kevin V. Schieffer Grantor Retained Annuity Trust.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests will be contained in the definitive proxy statement (when available) filed by the PL Capital Group with the SEC in connection with the Company’s 2011 Annual Meeting of Stockholders.